                                                                       Exhibit 1

Financial Statements and Supplementary Data

Financial Statements and Report of Independent Certified Public Accountants

Mirenco, Inc. (a development stage company)

December 31, 2001 and 2000

                                 C O N T E N T S

                                                                          Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          13

FINANCIAL STATEMENTS

    BALANCE SHEETS                                                          15
    STATEMENTS OF OPERATIONS                                                16
    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)                  17
    STATEMENTS OF CASH FLOWS                                                18
    NOTES TO FINANCIAL STATEMENTS                                           19

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MIRENCO, Inc.

We have audited the accompanying balance sheets of MIRENCO, Inc. (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2001 and 2000 and for the period from February 21, 1997 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MIRENCO, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the period from February 21, 1997 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Kansas City, Missouri
February 7, 2002

                              FINANCIAL STATEMENTS

                                  MIRENCO, Inc.
                          (a development stage company)

                                 BALANCE SHEETS

                                  December 31,

                                                                               2001                2000
                                                                        ---------------      ---------------
   ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                             $     3,201,799      $     5,692,063
  Accounts receivable                                                            11,855               40,367
  Inventories                                                                   164,530               92,501
  Other                                                                          45,267              170,352
                                                                        ---------------      ---------------
          Total current assets                                                3,423,451            5,995,283

PROPERTY AND EQUIPMENT, net                                                   1,350,831              651,463

PATENTS AND TRADEMARKS, net of accumulated amortization
  of $2,695 and $1,864 in 2001 and 2000, respectively                             7,105                7,936

OTHER ASSETS                                                                     12,358                9,766
                                                                        ---------------      ---------------
                                                                        $     4,793,745      $     6,664,448
                                                                        ===============      ===============

   LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable                                                      $        47,463      $        19,359
  Accrued liabilities                                                            13,166               50,551
                                                                        ---------------      ---------------
          Total current liabilities                                              60,629               69,910

COMMITMENTS AND CONTINGENCIES                                                         -                    -

STOCK SUBJECT TO RESCISSION OFFER
  Common stock, no par value; 1,508,908 and 1,561,248 shares issued and outstanding at December 31, 2001
    and 2000, respectively                                                    7,544,540            7,806,240

STOCKHOLDERS' DEFICIT
  Common stock, no par value; 30,000,000 shares authorized,
    11,765,779 and 11,697,779 shares issued and outstanding
    at December 31, 2001 and 2000, respectively                                 751,010              731,290
  Additional paid-in capital                                                  1,714,954            1,714,954
  Deficit accumulated during development stage                               (5,277,388)          (3,657,946)
                                                                        ---------------      ---------------
                                                                             (2,811,424)          (1,211,702)
                                                                        ---------------      ---------------
                                                                        $     4,793,745      $     6,664,448
                                                                        ===============      ===============

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                                                     Period from
                                                                                                     February 21,
                                                                                                         1997
                                                             Year ended          Year ended        (inception) to
                                                            December 31,        December 31,         December 31,
                                                                2001                2000                 2001
                                                         -----------------    ----------------     ---------------
Sales                                                     $       77,795        $    110,128         $   435,368

Cost of sales                                                     60,223             174,289             447,381
                                                         -----------------    ----------------     ---------------

        Gross profit (loss)                                       17,572             (64,161)            (12,013)

Salaries and wages                                               753,170             515,705           1,465,897
Stock-based compensation                                               -                   -           1,933,054
Royalty expenses                                                   2,334               3,304              24,167
Marketing and advertising                                        329,733              70,768             459,611
Other general and administrative expenses                        772,192             403,390           1,840,877
                                                         -----------------    ----------------     ---------------

                                                               1,857,429             993,167           5,723,606
                                                         -----------------    ----------------     ---------------

        Loss from operations                                  (1,839,857)         (1,057,328)         (5,735,619)

Other income (expense)
  Interest income                                                220,455             226,175             473,261
  Interest expense                                                   (40)            (14,990)            (15,030)
                                                         -----------------    ----------------     ---------------
                                                                 220,415             211,185             458,231
                                                         -----------------    ----------------     ---------------

        NET LOSS                                          $   (1,619,442)       $   (846,143)        $(5,277,388)
                                                         =================    ================     ===============

Net loss per share available for common
 stockholders - basic and diluted                         $        (0.12)       $      (0.07)
                                                         =================    ================

Weighted-average shares outstanding -
 basic and diluted                                            13,254,605          12,721,769
                                                         =================    ================

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                       Deficit
                                                                      Additional     accumulated
                                                 Common stock           paid-in         during
                                          -------------------------
                                            Shares         Amount       capital    development stage       Total
                                          -----------   -----------   -----------  -----------------   -----------
Balance, February 21, 1997 (inception)      9,000,000   $       500   $         -  $               -   $       500

Issuance of stock                             749,550       249,850             -                  -       249,850

Net loss                                            -             -             -            (94,762)      (94,762)
                                          -----------   -----------   -----------  -----------------   -----------
Balance, December 31, 1997                  9,749,550       250,350             -            (94,762)      155,588

Issuance of stock                           1,065,525       355,175             -                  -       355,175

Issuance of stock for services rendered        90,000        30,000             -                  -        30,000

Issuance of stock                             550,125       183,375             -                  -       183,375

Issuance of stock for services rendered       117,000        39,000             -                  -        39,000

Issuance of stock for services rendered        58,600        58,600             -                  -        58,600

Issuance of stock options                           -             -     1,730,454                  -     1,730,454

Net loss                                            -             -             -         (2,192,542)   (2,192,542)
                                          -----------   -----------   -----------  -----------------   -----------
Balance, December 31, 1998                 11,630,800       916,500     1,730,454         (2,287,304)      359,650

Distribution to stockholders                        -             -       (15,200)                 -       (15,200)

Issuance of stock                              66,979       334,895             -                  -       334,895

Offering costs                                      -      (374,617)            -                  -      (374,617)

Issuance of warrants for
  services rendered                                 -             -       149,700                  -       149,700

Issuance of stock options                           -             -        75,000                  -        75,000

Net loss                                            -             -             -           (524,499)     (524,499)
                                          -----------   -----------   -----------  -----------------   -----------
Balance, December 31, 1999                 11,697,779       876,778     1,939,954         (2,811,803)        4,929

Offering costs                                      -      (145,488)            -                  -      (145,488)

Distribution to stockholders                        -             -      (225,000)                 -      (225,000)

Net loss                                            -             -             -           (846,143)     (846,143)
                                          -----------   -----------   -----------  -----------------   -----------
Balance, December 31, 2000                 11,697,779       731,290     1,714,954         (3,657,946)   (1,211,702)

Issuance of stock                              68,000        19,720             -                  -        19,720

Net loss                                            -             -             -         (1,619,442)   (1,619,442)
                                          -----------   -----------   -----------  -----------------   -----------
Balance, December 31, 2001                 11,765,779   $   751,010   $ 1,714,954  $      (5,277,388)  $(2,811,424)
                                          ===========   ===========   ===========  =================   ===========

         The accompanying notes are an integral part of this statement.

                                  MIRENCO, Inc.
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                                                  Period from
                                                                                                  February 21,
                                                                                                      1997
                                                                    Year ended     Year ended    (inception) to
                                                                   December 31,   December 31,    December 31,
                                                                       2001           2000            2001
                                                                   ------------   ------------   --------------
Cash flows from operating activities
    Net loss                                                       $(1,619,442)   $  (846,143)   $  (5,277,388)
    Adjustments to reconcile net loss to net cash
      and cash equivalents used in operating activities
       Stock-based compensation                                              -              -        1,933,054
       Depreciation and amortization                                    62,221         18,783           82,233
       (Increase) decrease in assets
          Accounts receivable                                           28,512         68,342          (11,855)
          Inventories                                                  (72,029)       (55,451)        (164,530)
          Other                                                        122,493       (103,084)          17,225
       Increase (decrease) in liabilities
          Accounts payable                                              28,104        (63,699)          47,463
          Accrued liabilities                                          (37,385)         6,760           13,166
                                                                   -----------    -----------    -------------
             Net cash used in operating activities                  (1,487,526)      (974,492)      (3,360,632)

Cash flows from investing activities
    Purchase of property and equipment                                (760,758)      (649,709)      (1,430,369)
    Purchase of patents and trademarks                                       -              -           (9,800)
                                                                   -----------    -----------    -------------
             Net cash used in investing activities                    (760,758)      (649,709)      (1,440,169)

Cash flows from financing activities
    Proceeds from sale of stock, net
       of offering costs and exercised stock options                    19,720      6,829,652        8,504,500
    Distribution to stockholders                                             -       (225,000)        (240,200)
    Refund of rescinded stock                                         (261,700)             -         (261,700)
                                                                   -----------    -----------    -------------
             Net cash provided by (used in) financing activities      (241,980)     6,604,652        8,002,600
                                                                   -----------    -----------    -------------

Increase (decrease) in cash and cash equivalents                    (2,490,264)     4,980,451        3,201,799


Cash and cash equivalents, beginning of period                       5,692,063        711,612                -
                                                                   -----------    -----------    -------------

Cash and cash equivalents, end of period                           $ 3,201,799    $ 5,692,063    $   3,201,799
                                                                   ===========    ===========    =============

Supplementary disclosure of cash flow information:
    Cash paid during the year for:
       Interest                                                    $    14,990  $           -    $      14,990

        The accompanying notes are an integral part of these statements.

                                  MIRENCO, Inc.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.   Nature of Business

MIRENCO, Inc. (the Company) was incorporated as an Iowa corporation in 1997. The Company is a marketing company that distributes a variety of automotive and aftermarket products for which they have exclusive licensing rights. The products primarily reduce emissions and increase vehicle performance. The Company's products are sold primarily in the domestic market.

2.   Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest income is generated from cash invested in these short-term financial instruments.

3.   Revenue Recognition

Revenue is recognized from sales when a product is shipped and from services when they are performed.

4.   Inventories

Inventories, consisting of purchased finished goods ready for sale, are stated at the lower of cost (as determined by the first-in, first-out method) or market.

5.   Income Taxes

The Company accounts for income taxes under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent management believes that it is more likely than not that they will be realized.

                                  MIRENCO, Inc.
                          (a development stage company)

                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.   Patents and Trademarks

Patents and trademarks will be amortized on the straight-line method over their remaining legal lives of 8 years as of December 31, 2001. The Company recorded amortization expense of $831 and $1,536 in 2001 and 2000, respectively.

7.   Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of three years for computer equipment, five years for manufacturing and test equipment and other equipment, and 39 years for building.

8.   Impairment of Long-Lived Assets

Impairment losses are recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover their carrying amounts. The impairment loss is measured by comparing the fair value of each asset to its carrying amount.

9.   Stock-Based Compensation

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, and has elected to continue the accounting set forth in Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. This opinion requires that for options granted at less than fair market value, a compensation charge must be recognized for the difference between the exercise price and fair market value.

10.  Net Loss Per Share

Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods, which includes the effects of all stock splits. Net loss per share, assuming dilution, is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potential common stock equivalents. Net loss per share assumes dilution for the year ended December 31, 2001 and 2000 is equal to basic net loss per share, since the effect of common stock equivalents outstanding during the years is antidilutive.

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

11.  Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of financial instruments approximate fair value due to their short maturities.

12.  Royalty Expense

Royalty expense is recorded and paid based upon the sale of products, services, and rights related to patents according to a contractual agreement (see Note I.)

13.  Advertising

Advertising costs are charged to expense as incurred and were $329,733 and $70,768 for the years ended December 31, 2001 and 2000, respectively.

14.  Offering Costs

Specific incremental costs directly attributable to the Company's equity offerings, including advertisements in newspaper, radio and direct mail, letters, printing costs and certain identifiable legal fees, are charged against the gross proceeds of the offerings.

15.  Software Development Costs

The Company capitalizes software development costs when project technological feasibility is established and concludes when the product is ready for release. To date, no amounts have been capitalized. Research and development costs related to software development are expensed as incurred.

16.  Research and Development

The Company expenses research and development costs as incurred. Such costs include certain prototype products, test parts, consulting fees, and costs incurred with third parties to determine feasibility of products. Costs incurred for research and development were $96,820 and $48,253 in 2001 and 2000, respectively.

                                  MIRENCO, Inc.
                          (a development stage company)

                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

17.   Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

18.   Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - REALIZATION OF ASSETS

    The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. During the Company's development stage, management and other personnel have been focused on fund raising in lieu of product sales. In an effort to make the transition from a development stage company to a viable business entity, the Company's management team has diligently explored several market segments relative to the Company's product and service lines over the past three years. From that exploration the Company has decided it is in its best interests to explore the use of existing well-established distribution channels for marketing and selling the DriverMax(R) product line. Management also believes a large untapped market exists for the Company's testing services and the information provided by those services. Those two main themes were used in preparing a 3-year business plan, which will focus the Company's efforts on the sale of products and services with sensible controls over expenses. Management believes these steps and the funds to be raised will be sufficient to provide the Company with the ability to continue in existence.

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000


NOTE C - OTHER CURRENT ASSETS

      Other assets consisted of the following at December 31,

                                                        2001                 2000
                                                  ------------------   ----------------
        Prepaid legal, stock-based (note K)        $           -        $     74,850
        Other prepaid expenses                             6,414                   -
        Interest receivable                               38,853              91,966
        Nontrade receivables                                   -               3,536
                                                  ------------------   ----------------
                                                   $      45,267        $    170,352
                                                  ==================   ================

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31,

                                                          2001               2000
                                                  ------------------   ----------------
                                                               $
        Building                                   $    1,226,292                    -
        Computer equipment                                 77,644               35,199
        Manufacturing and test equipment                   61,022               45,811
        Other equipment                                    65,411               27,499
                                                  ------------------   ----------------
                                                        1,430,369              108,509
              Less accumulated depreciation               (79,538)             (18,148)
        Building-in-progress construction                       -              561,102
                                                  ------------------   ----------------
                                                   $    1,350,831       $      651,463
                                                  ==================   ================

The Company recorded $61,390 and $17,247, respectively, of depreciation expense for the years ended December 31, 2001 and 2000.

                                  MIRENCO, Inc.
                          (a development stage company)

                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE E - ACCRUED LIABILITIES

        Accrued expenses consisted of the following at December 31,

                                                2001              2000
                                          ---------------    ---------------
            Royalty                        $        458       $         920
            Payroll and payroll taxes            11,283              15,060
            Other                                 1,425              19,581
            Interest                                  -              14,990
                                          ---------------    ---------------
                                           $     13,166       $      50,551
                                          ===============    ===============

NOTE F - CONCENTRATION OF CUSTOMERS

    The Company had four customers that accounted for 88% of 2001 sales and 100% of 2000 sales. A major customer is considered to be any customer that accounts for 10% or more of the Company's total sales.

NOTE G - LEASES

    The Company leased office space and equipment from a related party under an operating lease, which expired in December 2001. Total rental expense for this operating lease was $14,400 for each of the years ended December 31, 2001 and 2000.

    The Company entered into a lease agreement with its majority stockholder for the land on which the Company constructed a new facility. The lease establishes a perpetual term commencing October 1, 2000 at zero rental cost to the Company (see Note I).

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE H - INCOME TAXES

    Deferred taxes relate to amounts recognized for financial reporting which have not yet been recognized for income tax reporting. The tax effects of temporary differences related to assets and liabilities were as follows at December 31,

                                                     2001                 2000
                                                --------------     -------------
      Deferred tax assets
        Net operating loss carryforward         $  (1,260,000)     $   (990,000)
        Stock-based compensation                     (613,900)         (613,900)
                                                --------------     -------------
                                                   (1,873,900)       (1,603,900)
      Deferred tax liability
        Accelerated depreciation                        6,181             2,780
        Amortization                                    2,690             2,010
                                                --------------     -------------
                                                        8,871             4,790
                                                --------------     -------------
                                                   (1,865,029)       (1,599,110)
          Less valuation allowance                  1,865,029         1,599,110
                                                --------------     -------------
      Net deferred tax                          $           -      $          -
                                                ==============     =============



    The valuation allowance was established to reduce the deferred tax asset to an amount that will more likely than not be realized. The reduction is necessary given the Company's development stage, inability to generate profitable operations, and uncertainty about its ability to utilize net operating loss carryforwards before they expire starting in 2007. The valuation allowance was increased by $265,919 and $675,310 in fiscal years 2001 and 2000, respectively.

    The income tax benefit reflected in the statements of operations differs from the amounts computed at federal statutory income tax rates. The principal differences are as follows:

                                                     2001                2000
                                                --------------     -------------
      Federal and state income tax benefit
        computed at statutory rate              $    (550,610)     $   (277,800)
      NOL carryforward adjustment                     284,691          (397,510)
      Increase in valuation allowance                 265,919           675,310
                                                --------------     -------------
      Net deferred tax                          $           -      $          -
                                                ==============     =============

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE I - RELATED PARTY TRANSACTIONS

    The Company purchased services from several entities with direct relationships to the majority stockholder of the Company. Such payments totaled $49,885 and $32,260 for the years ended December 31, 2001 and 2000, respectively.

    The Company entered into a lease with its majority stockholder for the land on which the Company constructed a new facility. The lease provides the Company with a buyout option upon the death of the majority stockholder at the then unimproved fair market value. In the event the Company defaults on the payment of any taxes or insurance or to perform any other obligation under the lease, or voluntarily declares bankruptcy, any of which are not cured within ten days or other reasonable time, the majority stockholder, as landlord, may terminate the lease, requiring the Company to vacate.

    On April 30, 1999, the Company entered into an agreement to acquire patents and trademarks from a company whose stockholders have controlling ownership in the Company for an initial price of $25,000. The patents and trademarks were recorded as a lump-sum purchase at the affiliate's carrying value, $9,800, at the date of purchase. The remaining $15,200 was recorded as a distribution to stockholders. Another payment per terms of the patent purchase agreement, $225,000, was paid in July 2000 and accounted for as a distribution to stockholders upon the completed sale of 1,000,000 shares of stock offered to the public. Also, the agreement provides for royalty payments in the amount of 3% of gross sales (including product sales, service revenues, and all revenues from sales of patent rights) for 20 years, which began November 1, 1999. This agreement can be terminated by the seller if the Company fails to make the above payments or becomes insolvent. From January 1 to October 31, 1999, the Company paid royalties for the use and potential marketing of the patents to the company that owned the patents based on 3% of sales calculated at an established unit price ($495) and minimum quantities (40 to 80 units per month), with payments generally made quarterly. The Company paid royalty fees to a company partially owned by the majority stockholder of the Company for the years ended December 31, 2001 and 2000 in the amounts of $2,334 and $3,304, respectively.

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE J - COMMON STOCK OPTIONS

    During 1998, the Company established a nonqualified stock option plan (the 1998 Plan) pursuant to which options for up to 1,200,000 shares of the Company's authorized but unissued common stock may be granted to employees and certain nonemployees. During 1999, the Company adopted the 1999 Stock Option Plan (the 1999 Plan), which provides for granting of options to officers, employees, advisors and consultants of the Company, for the purchase of up to a total of 750,000 shares of the Company's authorized but unissued common stock. At December 31, 2000, options for an aggregate of 1,027,400 shares had been granted as shown below. The Company accounts for stock options in accordance with APB Opinion No. 25 and related interpretations, and compensation expense has been recorded in the amount of $75,000 for the year ended December 31, 1999, related to stock options granted for services rendered prior to the grant date.

    On December 31, 1998, the Company granted 367,400 options to employees pursuant to the 1998 Plan. The options are fully vested. The option price is $0.29. Compensation expense of $1,730,454 was recorded related to these options for the year ended December 31, 1998. The options expire December 31, 2008.

    On June 15, 1999, the Company granted 100,000 options to an employee for past service pursuant to the 1998 Plan. The options vested 50,000 shares at January 1, 2000, and the remaining shares vested and were exercisable at January 1, 2001. Compensation expense of $75,000 was recorded related to these options. The option price is $4.25 and expires June 15, 2009.

    On December 31, 1999, the Company granted 560,000 options to two key employees pursuant to the 1999 Plan. The options vest quarterly, starting January 1, 2000, through September 30, 2003. The option price is $5.00 and expires September 30, 2008. No compensation expense was recorded related to these options.

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000

NOTE J - COMMON STOCK OPTIONS - Continued

     Effective March 31, 2001, the Company established a nonqualified stock option plan (the 2001 Plan) pursuant to which options for up to 250,000 shares of the Company's authorized but unissued common stock may be granted to employees and certain nonemployees. At December 31, 2001, options for an aggregate of 3,560 shares had been granted as shown below. The options are fully vested. The option price is $5.00. No compensation expense was recorded related to the options as the exercise price exceeded the trading value at the date of grant. The options expire March 31, 2010.

                                           Number of shares             Price
                                   ------------------------------
                                      Outstanding    Exercisable      per share
                                   ---------------  -------------  -------------
Outstanding, January 1, 2000            367,400         367,400     $     0.29

Granted                                 660,000               -           4.88
                                   ---------------  -------------  -------------

Outstanding, December 31, 2000        1,027,400         367,400           3.24

Granted                                   3,560           3,560           5.00

Exercised                               (68,000)              -           0.29
                                   ---------------  -------------  -------------

Outstanding, December 31, 2001          962,960         790,960     $     3.25
                                   ===============  =============  =============

     Had compensation cost for the 2001 Plan been determined based on the fair value of the options at the grant date, the Company's net loss would have increased by $106,217 in 2001 and $156,000 in 2000, resulting in a net loss for the years ended December 31, 2001 and 2000 in the amounts of $1,725,659 and $1,002,943, respectively. Net loss per share would have been $0.13 and $(0.08) for the years ended December 31, 2001 and 2000, respectively.

                                 MIRENCO, Inc.
                         (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000


NOTE J - COMMON STOCK OPTIONS - Continued

     The following table summarizes information about options outstanding at December 31, 2001 and 2000 under the Compensatory Stock Option Plans:

                                  2001 Compensatory Stock Options and Warrants
                                  --------------------------------------------

                              Options outstanding                                         Options exercisable
-------------------------------------------------------------------------------- ------------------------------------
                                     Weighted average
     Range of           Number           Remaining          Weighted average          Number        Weighted-average
 exercise prices     outstanding     contractual life        exercise price         exercisable    exercisable price
-----------------  --------------  ---------------------  ---------------------  ---------------  -------------------
   $0.29-$5.00       962,960              6.92               $        3.25            790,960       $         2.72


                                  2000 Compensatory Stock Options and Warrants
                                  --------------------------------------------

                              Options outstanding                                         Options exercisable
-------------------------------------------------------------------------------- ------------------------------------
                                     Weighted average
     Range of           Number           Remaining          Weighted average          Number        Weighted-average
 exercise prices     outstanding     contractual life        exercise price         exercisable    exercisable price
-----------------  --------------  ---------------------  ---------------------- ---------------  -------------------
  $0.29 to $5.00       1,027,400          7.91 years        $        3.24             577,400       $         1.94


     The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001 and 2000: dividend yield of zero percent; risk-free interest rate of 6%; assumed forfeiture of zero percent; and expected lives of 8-10 years. All stock splits have been reflected in the number of issued options.

NOTE K - STOCKHOLDERS' EQUITY

     In May 1997, the Company's Board of Directors authorized the Company to sell up to 200,000 shares of common stock at $5 per share in a Small Company Offering Registration in the State of Iowa. Total shares issued were 156,680, which resulted in proceeds of $788,400.

     In 1998, the Company issued 6,000 shares of common stock at $5 per share for legal fees incurred.

     In 1998, the Company's Board of Directors authorized the issuance of 19,520 shares of common stock to key employees for services rendered in 1998 and 1999. In conjunction with the issuance of the shares, the Company recorded compensation expense of $97,600, which approximated the fair market value of the shares at the time of issuance.

                                  MIRENCO, Inc.
                          (a development stage company)

                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000


NOTE K - STOCKHOLDERS' EQUITY - Continued

     The Company's common stock was split three-for-one in June 1998 and five-for-one in April 1999.

     On May 15, 1999, the Company's stockholders authorized the Company to sell up to 150,000 shares of the Company's common stock at $5 per share. These shares will also require the Company to issue four stock warrants for each share of common stock purchased. The exercise price for these warrants totals $5 per share and may be exercised at any time prior to June 15, 2002. Total shares issued were 66,979, which resulted in proceeds of $334,895. At December 31, 2001 and 2000, the Company had 267,916
     outstanding warrants.

     The Company's stockholders authorized the Company to sell up to 2,000,000 shares of common stock at $5 per share in a direct public offering in the State of Iowa (the Iowa-Only Offering). The proceeds from the Iowa-Only Offering are being used to fund additional sales and marketing activities, research and development efforts for new products, working capital, and operational costs. (See Note L.) Some of the funds were used to construct a state-of-the-art warehouse and distribution center, which now houses the corporate offices of the Company. As of December 31, 2001 and 2000, 1,561,248 shares had been sold.

     In 1999, the Company issued 30,000 warrants at an exercise price of $0.01 for legal fees. As of December 31, 2000, $74,850 had been accounted for as offering costs. The remaining $74,850 was recognized as legal expense upon the completion of the Company's registration under the Securities Act of 1933, which was May 14, 2001.

NOTE L - STOCK SUBJECT TO RESCISSION OFFER

     On August 12, 2000, the Company determined that resales of Iowa-Only shares by Iowa residents to non-Iowa residents violated certain provisions of the Securities Act of 1933. In response, the Company undertook an offering to rescind the earlier Iowa-Only Offering. As a result, the Iowa-Only Offering Shares, 1,561,248 shares, in the amount of $7,806,240, were classified as temporary equity.

                                  MIRENCO, Inc.
                          (a development stage company)

                     NOTES TO FINANCIAL STATEMENTS-CONTINUED
                           December 31, 2001 and 2000


NOTE L - STOCK SUBJECT TO RESCISSION OFFER - Continued

    Once approved for distribution, the Rescission Offer was outstanding from January 26, 2001 to February 26, 2001. During this period Iowa-Only Offering Stockholders had the option to reject the Rescission Offer formally in writing, to take no action within the thirty days, thereby retaining their outstanding Iowa-Only Offering Shares, or to accept the Rescission Offer formally in writing. Seventy-one formal rescission acceptances representing 52,340 shares were received from Iowa-Only Offering Stockholders, resulting in a total of $276,690 being paid in cash to these stockholders for the return of their original investment plus interest at 8% annually. The maximum obligation under this offer is estimated at $8,100,000, including the original investment plus interest at approximately 8% per year. As a result of the recession, the Company paid interest in the amount of $14,990.

    As a result of the Rescission Offer, the Company has classified the Iowa-Only Offering Shares and proceeds as temporary equity. These shares will remain in temporary equity until such time as the violations under the securities laws have been cured. Subsequent to the close of the original sale of Iowa-only offering shares, the Company believes that Iowa-Only Offering Stockholders are estopped from arguing injury. However, the Company will continue to be contingently liable to such stockholders during the statute of limitations, a period of three years from the date of the Rescission Offer. The Company is unable to quantify the amount of such contingent liability, the claim must be brought through individual lawsuit, the Company intends to vigorously defend any such lawsuit believing it has valid defenses, and, finally, management considers the probability that it will incur any obligation under such contingent liability to be remote. The Company will continue to assess the effect of this contingent liability on its financial statements during the one-year period.

    If all of the Iowa-Only Offering Stockholders elect to rescind their investment, these elections will materially affect the Company's financial position, results of operations, and cash flows. If, during the subsequent year that the Company continues to be contingently liable, to the extent that any of the Iowa-Only Offering Stockholders obtain a judgment for damages against the Company, if material, the judgment could impact the Company's liquidity and its ability to implement its business plan and continue as a going concern.